EXHIBIT 10.33

August 8, 2017

Re: Key Employee Retention Bonus

Dear Darren:

As you are already aware, bebe stores, Inc. (“bebe” or “Company”) is conducting a reduction in force at its corporate office as a result of its decision to close its brick-and-mortar store locations nationwide. bebe would like to retain you as an employee until December 29, 2017 (the “End Date”) or earlier. To encourage you to stay through that date, bebe is offering you the retention bonus described below. To participate, you must sign this letter at the bottom and return it to Christian Giorgi, Director, Total Rewards, bebe stores, Inc. no later than Aug. 18, 2017 and fully comply with its terms.

Should you accept this retention offer, we anticipate that your job will not change materially. You will work the same hours in the same location and/or city. You will work full time in the office. Your base salary will not change and job duties will remain largely the same. Of course over time your job, title, reporting relationships and other terms of employment may change, but our initial goal is to maintain stability of the organization. You will continue to be eligible to participate in group benefit plans generally available to employees of bebe subject to satisfying any eligibility requirements and the terms and conditions of those plans.

Key Employee Retention Bonus

You will receive a retention bonus of $50,000.00 ("Retention Bonus") provided that you remain employed by bebe through the End Date and provided that the conditions described below are met:
• Form 10K for fiscal 2017 is timely filed; and
• Receipt of a clean audit opinion from D&T, excluding any potential going concern language; and
• You retain a new firm to perform accounting, financial reporting and tax compliance; and

The Retention Bonus will not be earned and will not be paid if you (i) voluntarily terminate employment or (ii) are terminated for cause, prior to the date it is earned as specified in the previous paragraph. If your employment is terminated by bebe without cause, or in the event of breach of this Retention Letter by bebe, prior to the date it is earned you will be paid the entire amount of your Retention Bonus as if you were employed through the End Date.

The terms of this Retention Letter do not impact the “at-will” status of your employment or negatively affect any severance benefits for which you may be eligible. Either you or bebe may terminate your employment at any time with or without Cause and with or without prior notice.

If you have any questions regarding this offer letter, please feel free to contact Christian Giorgi at 400 Valley Drive, Brisbane CA, (415) 715-3900 ext.4472.

Sincerely,

Christian Giorgi
Director, Total Rewards, bebe stores, inc.
By signing below, you certify that you have read this Retention Letter and agree with all matters stated herein.

Signed:          _____________________________________

Print Name:      _____________________________________

Dated:          _____________________________________

4839-0328-5574.v3